Exhibit 21.1

Subsidiaries of the Registrant

Entity Name	Jurisdiction of Organization
Aligned Telehealth, LLC	Delaware
American Well Israel Ltd	Israel
Avizia LLC	Delaware
National Telehealth Network, LLC	Delaware